

Investment Opportunity

$21.1MM - $36.0MM Debt Capital Raise

Life Science HOLDING COMPANY

DELMORGAN & CO.

Safe Harbor Statement

Life Science HOLDING COMPANY

Certain statements contained in this presentation, including, without limitation, statements containing the words "believes," "plans," "expects," "anticipates," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Life Science Holding Company ("LSHC" or the "Company") to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions in those areas in which the Company operates; demographic changes; competition; fluctuations in market interest rates; changes in credit quality; and the Company's ability to successfully integrate any acquisition it may make. Given these uncertainties, undue reliance should not be placed on such forward-looking statements. The Company and DelMorgan & Co., LLC (together with its affiliates, "DelMorgan") disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments except as required by law.

The presentation does not carry any right of publication or disclosure to any other party. No person may treat this presentation as constituting either an offer to sell, or a solicitation of an offer to buy, any interest in the investment. Any offering of securities may be made only pursuant to written offering documents, in compliance with federal and applicable state securities laws. The investment is available only to qualified individuals or entities, and potential investors should perform their own due diligence regarding the investments and tax treatment of such investments. This presentation may not contain all the details and information necessary for you to make a decision or evaluation. Neither the Company nor DelMorgan takes responsibility for the accuracy or the completeness of the information contained herein or makes any assurances for such. In addition, information in this presentation as of April 2020 is based on unaudited accounts. This presentation is not and does not purport to be an appraisal of the assets, stock or business referenced herein. Neither this presentation nor any of its contents may be used for any other purpose without the prior written consent of DelMorgan.

DelMorgan offers securities and provides broker-dealer services in the U.S. through Globalist Capital, LLC, a registered broker-dealer with the U.S. Securities and Exchange Commission (SEC) and a member of the Financial Industry Regulatory Authority (FINRA). 310 458 4888

Table of Contents

I. Executive Summary

Company Overview

Life Science Holding Company

Life Science Holding Company (LSHC) is looking to become a large-scale, pharmaceutical-grade hemp extraction company who provides premium tolling and co-packing services to farmers and product formulators

- Life Science Holding Company intends to provide low-cost, high-quality hemp extraction services to farmers and product formulators once it completes the purchase and retrofit of its pharma-grade manufacturing facility
- Once fully retrofitted for hemp processing, this facility will be the second largest extraction plant in the U.S., able to process 3.6MM lbs. of biomass per year initially and scalable up to 72MM lbs. of biomass per year
- Life Science Holding Company plans to offer FDA and cGMP certified CBD extraction services to the thousands of hemp product formulators and farmers that are in need of federally compliant CBD extract so they can fulfill their product lines
- The Company also has the opportunity to expand operations and provide co-packaging services in order to streamline the finishing process, increase product control and reduce costs for the Company's customers

Category	Details
Industry	Hemp & CBD Manufacturing
Markets	U.S.
Market Size	$4.6Bn
Company Status	Private
Year Founded	2019
CEO	Donald Mack
Products	CBD Isolate CBD Distillate CBD Crude
2021E Revenue	$39.4MM
2021E EBITDA	$29.3MM
Target Funding	$21.1MM – $36.0MM

Investment Opportunity

Life Science Holding Company is seeking between $21.1MM and $36.0MM of debt capital to acquire and retrofit a pharmaceutical grade processing and manufacturing facility, purchase equipment and address working capital needs

- Life Science Holding Company is raising $21.1MM of secured debt to purchase a 318,000 sq. ft. pharmaceutical manufacturing facility located in Bridgeton, MO that was formerly owned by KV Pharmaceuticals
- The Company has entered into a definitive agreement to acquire the manufacturing facility for $13.5MM but has obtained a March 2020 appraisal value for the property of $23.8MM
- The Company plans to utilize $2.1MM of the initial funds to finance a down payment on the equipment needed to begin operations through a long-term vendor-financed capital lease
- With a larger ($36.0MM) debt facility, however, the Company will be able to acquire the $13.9MM of new equipment directly rather than utilizing vendor financing
- Investors have a unique opportunity to lend on a secured and overcollateralized basis to help create one of the largest hemp processing projects in the U.S., which is looking to establish itself as the leader in a rapidly-growing, federally legal multi billion-dollar industry


270
AIRPORT
EARTH CITY EXPY
70
Aerial View of Facility



II. Key Investment Highlights

Key Investment Highlights

Unique, Large-Scale Property: The Company has entered into a definitive agreement to acquire a strategically located, state-of-the-art manufacturing facility that sits on 21 acres of land, has 15 loading docks, 60 clean rooms, multiple outbound docks, and access to major highways, railways, waterways and airways

Pharma-Grade Facilities: Life Science Holding Company will have one of the few FDA/cGMP/ISO-certified hemp processing facilities in the U.S., making it an attractive partner for retailers like Walmart, Whole Foods and CVS

Overcollateralized & Secured Lending Opportunity: Company is purchasing the facility at a substantial discount to the market value, significantly reducing investment risk to lenders

Large-Scale Extraction Contracts: Life Science Holding Company has already secured (or is in advanced discussions with) customers, with hemp processing contracts totaling 5.0MM lbs. of immediate demand for biomass

Highly Competent Management Team: The Company has a highly competent C-suite team with extensive experience leading cannabis companies and managing pharma-quality manufacturing operations

Unique, Large-Scale Property

The Company has entered into a definitive agreement to acquire a strategically located, state-of-the-art manufacturing facility that sits on 21 acres of land, has 15 loading docks, 60 clean rooms, multiple outbound docks, and access to major highways, railways, waterways and airways

- With 318,000 sq. ft., LSHC's facility is the second largest in the nation and has the storage and manufacturing capacity to cater to clients who operate on a national or international scale
- The property efficiently integrates R&D, storage and transportation logistics in one place with its 60 built-in clean rooms, 15 loading docks and 73,000 sq. ft. of warehouse
- The facility has over 100,000 sq. ft. of manufacturing space, which can house over 10 large CO_2 and ethanol extraction configurations and up to 20 high-speed, high-production manufacturing run lines
- With multiple testing and certification guidelines, the building is designed to streamline processes, limit cross-contamination, and ensure safety amongst warehouse, laboratories, production floor and office space



Largest U.S. Hemp Extractors by Facility Size
Facility Size (Sq. Ft.)
450,000
400,000
350,000
300,000
250,000
200,000
150,000
100,000
50,000
0
400,000
318,000
300,000
248,000
200,000
187,000
138,000
Mile High Labs
Life Science Holding Company
Folium Biosciences
Paragon Processing
Kazmira
Isolera Extract
Charlotte's Web Holdings

Life Science Holding has identified 6 hemp extraction processors in the nation with over 100,000 operating facilities as their main competitors

Secured Massive Extraction Contracts

Life Science Holding Company has already secured or is in advanced discussions with customers, with hemp processing contracts totaling 5.0MM lbs. of immediate demand for biomass

Massive Extraction Contracts:

- Life Science Holding Company expects to generate a minimum of $60MM revenue in 2020-2022 from the 5.1MM lbs. tolling contracts the Company has under LOI
- The Company is in talks with multiple biomass sources that can provide an additional 20.0MM lbs. of hemp over the next few years

Highly Scalable Operation:

- Once fully retrofitted for hemp extraction, LSHC's facility has the capacity to process 3.5M lbs. of biomass ($42.0MM worth of crude oil) per fully operated manufacturing line
- LSHC can scale operations efficiently: by Year 4, the Company expects to triple the amount of biomass it can process annually



Overcollateralized & Secured Lending Opportunity

Company is purchasing the facility at a substantial discount to the market value, significantly reducing investment risk to lenders

Attractive Purchase Price

- Life Science Holding Company has entered into an agreement to purchase the facility for $13.5MM
- The most recent appraisal received in April 2020 from Hottle Valuation Services valued the property at $23.8MM

Reduced Investment Risk

- The Company additionally estimates that once retrofitted and operational the facility will be worth between $30MM - $35MM, thus providing a substantial increase in property value while decreasing the risk of the lender's investment
- The Company has also received an estimate that the replacement cost of the property is $39.9MM
- The former owner, KV Pharmaceuticals, invested $46MM to bring the facility to world-class standards



Estimated Property Value ($MM)
$40.0
20.0
0.0
$13.5
$23.8
43.3%
$32.5
58.5%
$39.9
66.2%
Appraisal
Retrofit
Replacement Cost
Current Purchase Price
Value of Property

* % discount of property value

Pharma-Grade Facilities

Life Science Holding Company will have one of the few FDA/cGMP/ISO-certified hemp processing facilities in the U.S., making it an attractive partner for retailers like Walmart, Whole Foods and CVS

Pharmaceutical Grade Operations

- Life Science Holding Company's facility, previously owned by KV Pharmaceuticals, will be on of the few large-scale hemp extraction plants in the nation that has FDA, cGMP and ISO (7&8) certifications
- As federal regulations become more stringent, product formulators and farmers will need federally compliant hemp extractors to fulfill their products lines – they therefore will be looking to partner with the few companies like LSHC that offer those best-in-class services

Massive White-Label Opportunities

- Large national and international consumer retail manufactures who wish to enter the CBD markets with their own proprietary products will need federally compliant extraction processors to provide reliable white label – private label, co-packing service
- Life Science Holding Company's team has long-standing relationships with companies such as Wholefoods, Sprouts, Starbucks, MillerCoors and Pepsi, and LSHC is in talks to provide companies like these with their own white-label brands

Crafted in our FDA Registered Facility

Current Good Manufacturing Practice cGMP

Potential Company Partners

Highly Competent Management Team

The Company has a highly competent C-suite team with extensive experience leading cannabis companies and managing pharma-quality manufacturing operations

- With well over 3 decades of experience in cannabis extraction and distillation, Life Science Holding Company's technical leaders are familiar with the industry and are capable of delivering cost-efficient, high-quality products to their clients
- Life Science Holding Company's management team has extensive knowledge in FDA/cGMP compliance and in supply chain logistics to ensure the Company operates efficiently
- The Company's management team has multiple previous C-level executives who operated multi-million-dollar corporations, thus giving LSHC the leadership it needs to for future growth and success

Management Team Experience:

Sysco

Deloitte.

CannLabs Responsibility through testing

New York Life

Rm3 Labs

NASA

High Purity Natural Products



III. Industry Overview

Industry Overview

Annual hemp biomass raw material production and total revenue in the industrial hemp market are projected to grow at compounded annual growth rates of 61% and 37%, respectively, from 2019 – 2024

- The industrial hemp market is experiencing explosive growth and is expected to reach $22.2Bn in industry revenue by 2024
- Annual hemp biomass production is projected to exceed 1.8Bn lbs. in 2024, which will lead to an industry oversupply due to the lack of qualified hemp manufacturers



Projected Annual Hemp Biomass Production with Industry Revenue
Hemp Biomass Produced (MM lbs.)
Revenue ($Bn)
2000
1800
1600
1400
1200
1000
800
600
400
200
0
25
20
15
10
5
0
$4.6 Bn
$6.3 Bn
$8.6 Bn
$11.8 Bn
$16.2 Bn
$22.2 Bn
168.2 lbs
437.2 lbs
603.3 lbs
874.8 lbs
1,268.5 lbs
1,839.3 lbs
2019
2020
2021
2022
2023
2024
Year
Hemp Biomass
Revenue

Source: Brightfield Group

Hemp Legalization

Life Science HOLDING COMPANY

In 2018, the Hemp Farming Act was passed, which has led to a dramatic increase in the number and activity of hemp farmers across the country

- Hemp legalization is rapidly growing in the U.S., and 46 states have legalized hemp farming thus far
- In 2019, 13 new states began growing hemp, quadrupling the number of acres licensed for hemp farming
- Hemp extraction is an attractive opportunity because there is an increasing number of farmers with a huge backlog of hemp waiting to be processed


46
States legalized
hemp farming
New states which started in 2019 (13 states)
States which grew hemp in 2018 (21 states)
States with enacted hemp legislation (46 states)

Current Industry Landscape

The hemp-derived CBD industry faces two bottlenecks because the extraction field is highly fragmented and mostly comprised of small operators who operate in small, non CGMP/FDA/ISO certified facilities

Bottleneck 1: Lack of Large-Scale Extractors

- The majority of operators are "mom-and-pop" shops that operate in smaller facilities ranging from 5,000 sq. ft. – 50,000 sq. ft. and primarily target local farmers and product formulators
- These small operators are constrained by their size and do not have the capacity to handle the enormous and growing hemp processing demand from farmers and formulators

Bottleneck 2: Absence of Pharma-Grade Processers

- The industry is becoming more regulated, and federal agencies like the FDA and USDA have already weighed in and are developing the framework of their regulatory policies
- Hemp processers today, except for a select few, do not have the financial capability to comply with federal regulations in producing products that are manufactured in an FDA-approved, GMP-certified and GRAS-compliant facility

511,442

acres of hemp licensed nationally in 2019

1.1MM

pounds of hemp extraction capacity in the U.S. public market

6-12

months backlog in extraction processing

III. Company Operations

Life Science Holding Company Operations

Life Science Holding Company intends to provide high-quality, low-cost hemp extraction services to hemp farms, biomass aggregators and product formulators

Low-Cost, High-Quality Extraction

- With one of the top facilities in the U.S. and a technical team with extensive knowledge in hemp extraction, Life Science Holding Company is uniquely positioned to deliver pharma-grade products to its customers
- As the Company scales operations and incorporates more cost-efficient manufacturing processes, Life Science Holding Company expects to provide tolling services at one of the lowest price points in the country

Future Opportunities

- Once its extraction services have been established, the Company plans to provide co-packing services to farmers, biomass aggregators and national/international retail manufacturers seeking a fully-finished, shelf-ready product
- Life Science Holding Company's co-packing and extraction services provide an all-encompassing process for customers, resulting in reduced costs, a more controlled product and a more efficient supply chain



Clean Rooms



Warehouse

Sales and Marketing

Life Science Holding Company is strategically targeting both small- and mid-sized product formulators as well as large national consumer retailers with its tolling and co-packing services

- Life Science Holding Company plans to deploy a team of sales representatives to target small- and mid-sized hemp/CBD product formulators who seek a reliable partner to produce high-quality products in large quantities to fill their product lines
- Life Science Holding Company intends to hire high-profile business development executives with deep experience in selling to large consumer good retailers in order to position itself as the "go-to" white-label CBD manufacturer in the U.S.



Customer Interest

Life Science Holding Company has received enormous interest from farmers, product formulators and large national brands

Near-Term Revenue Generating Capability

- Life Science Holding Company has 4.1MM lbs. of hemp biomass from Precise Health, and Growth Solutions LLC secured under LOI, which translates to $49MM in projected revenue
- The Company also has a definitive, exclusive contract with Agricultural Solutions Co. to process 1.0MM lbs. of hemp biomass through Q3 2021
- Life Science Holding Company has a very close relationship with Fathom, a large hemp biomass contractor, and the Company is in extensive negotiations to toll up to 20.0MM lbs. of Fathom's hemp

Revenue Channels and Products

- Depending on the customers' demand, Life Science Holding Company will provide extraction services and produce crude, distillate and/or isolate CBD products
- Life Science Holding Company expects to partner with large brand names like CVS and Walgreens through its white-label / private-label service in order to manufacture proprietary products for those companies



Winterized Crude Oil



CBD Distillate



Crystal Resistant CBD Distillate



CBD Isolate

Timeline to Revenue Generation

Life Science Holding Company

Life Science Holding Company expects to finish retrofitting and begin production in Q4 2020 and generate ~$42MM revenue by 2021

May 2020	September 2020	December 2020	June 2021	October 2021
Finalize real estate transaction and beginning retrofitting process	Finish retrofitting procedure and begin equipment installation and personnel hiring	Begin tolling service and generate $1.6MM projected revenue	Begin co-packing services and start producing finished products for customers	Expand existing production line and increase capacity to 7MM lbs./year

IV. Company Facility & Equipment

Exciting Lending Opportunity

Life Science HOLDING COMPANY

Life Science Holding Company is looking to raise debt the purchase of the facility and is also offering lenders the opportunity to finance the purchase of new equipment

Real Estate

- Funding Required: **$13.5MM**
- Description: State-of-the-art, world-class manufacturing facility that was formerly owned by KV Pharmaceuticals



Front View

Equipment

- Funding Required: **$13.9MM**
- Description: Extraction, lab, office and security equipment required to operate the business, meet regulatory standards and produce high-quality products



KBV Vulcan: Hemp Extraction Equipment

Life Science Holding Company's Facility

Life Science Holding Company's facility is optimized for hemp extraction and manufacturing with its enormous capacity, strategic location and federally compliant, pharmaceutical-grade lab specifications

WORLD CLASS FACILITY	
Size	318,000 sq. ft.
Appraised Value – Real Estate	$23.8MM
Address	1 Corporate Woods Drive, Bridgeton, Missouri 63044
Accessible Location	Between Highway 270 and 70 Within 10 mi. of STL airport Access to Southern Pacific Rail Line
Property Features	21 Acres 60 Clean Rooms 15 Loading Docks Co-Pack. Capability
Warehouse	73,000 sq. ft. FDA Drug Vault Charging Stations Water Purification and Boiler Rooms
Water Purification System	Industry Standard Chilled and Hot Water Systems Stainless Steel Pipe Throughout
Licenses	No licensing required in Missouri
Regulation Clearance	ISO 7 & 8 FDA-Certified GMP-Compliant
CBD Crude Production Cap	13,619 kg/mo.
CBD Distillate Production Cap.	3,240 kg/mo.
CBD Isolate Production Cap.	1,590 kg/mo.



Loading Docks



Internal View

Appraisal

Hottle Valuation Services was retained in March 2020 to provide an appraisal on the pharma-grade manufacturing facility

Facility Factors in Determining Valuation:

- FDA certified for dispensing and packaging
- cGMP compliant
- USP 100k purified water generation and USP 100k distribution loop
- Liquid and OSD Manufacturing
- Chilled and hot water systems
- Clean room with terminal HEPAS
- ISO 7 & 8 Classification
- Rehabbed in 2005 by KV Pharmaceuticals for $48MM


HOTTLE VALUATION SERVICES

APPRAISAL REPORT

April 1, 2020

Office/Warehouse/Laboratory Building

1 Corporate Woods Drive

Bridgeton, MO 63044

As Completed As of September 1, 2020

John C. Hottle, MAI, SRA, RM, Certified General Appraiser

Leslie Miller, State Certified General Trainee

Appraisal (cont.)

Hottle undertook 4 different approaches in order to determine a fair valuation for the property

HOTTLE VALUATION SERVICES

Reconciliation of Value

The approaches used to estimate the market value of the fee simple interest of the land and building for the subject property and the resultant value conclusions are as follows.

Cost Approach	$39,390,000
Insurable Value	$39,780,000
Income Approach	$23,770,000
Sales Comparison Approach	$23,790,000

HOTTLE VALUATION SERVICES
Real Estate Appraisers & Consultants
11720 Old Ballas Road, Saint Louis, MO 63141
Phone: (314) 743-0800 • Fax: (314) 743-0899

April 1, 2020

Mr. Donald Mack
CEO
Life Science Holding Company
6295 Greenwood Plaza Blvd, Suite 100
Greenwood Village, CO 80111

RE: Office/Warehouse/Laboratory Building
1 Corporate Woods Drive
Bridgeton, MO 63044
File #: 20-C234

Dear Mr. Mack:

In response to a letter of engagement between Hottle Valuation Services and Life Science Holding Company, I have conducted the required investigation, gathered the necessary data, and made certain analyses that have enabled me to form an opinion of the as completed market value of the fee simple interest in the above-captioned property. The intended use of this appraisal is To assist Client and intended users to establish market value, and the intended user is Life Science Holding Company.

The report that follows sets forth: the identification of the property, the assumptions and limiting conditions, all extraordinary assumptions and hypothetical conditions, pertinent facts about the property, comparable data, the results of the investigation and analysis, and the reasoning leading to the conclusions.

This appraisal report conforms to the *Uniform Standards of Professional Appraisal Practice* (USPAP) Standards 1 and 2.[1] I have included with the report a USPAP certification signed by me.[2]

[1] *Uniform Standards of Professional Appraisal Practice (USPAP)*, 2018-2019 Edition (The Appraisal Foundation, 2018), 15-25.
[2] *(USPAP)*, 24-25.

Appraisal (cont.)

Life Science HOLDING COMPANY

The Company received an appraisal from Hottle Valuation Services in April 2020 that valued the property at $23.8MM

HOTTLE VALUATION SERVICES

Valuation Conclusion

Hottle's estimated current market value for the pharmaceutical facility was **$23,770,000, which is equivalent to $75.00 PSF**

I inspected the property on March 18, 2020. The date of value for the as-completed valuation is September 1, 2020. The subject of this appraisal is an office/warehouse building with lab space containing 317,145 gross square-feet on a 21.71 acre site.

Based on, the inspection of the property, the investigation and analysis undertaken, and the special assumptions and limiting conditions; I have formed the opinion that as of September 1, 2020, the as completed market value of the fee simple interest, for the real property only, is:

TWENTY-THREE MILLION SEVEN HUNDRED SEVENTY THOUSAND DOLLARS

$23,770,000

It has been a pleasure to work with you on this assignment. If you wish to further discuss this matter, please contact our office.

Respectfully submitted,

HOTTLE VALUATION SERVICES

John C. Hottle, MAI, SRA, RM
President, Review Appraiser
Hottle Valuation Services
Certified General Appraiser
License: MO - RA001347
E-mail: john@hottlevaluation.com
Office: 314-743-0801
Fax: 314-743-0899
Mobile: 314-422-5241

Leslie Miller
Vice President
Hottle Valuation Services
State Certified General Trainee
License: MO-2015000080
E-mail: leslie@hottlevaluation.com
Office: 314-743-0805
Fax: 314-743-0899
Mobile: 314-363-8535

Equipment

The Company has identified 4 categories of equipment (manufacturing, IT/security, lab and office) to acquire initially to commence operations

State-of-the-Art Equipment

- Through its deep industry expertise and its relationships in the extraction industry, Life Science Holding Company has identified top-tier manufacturing equipment from Precision Extraction Solutions and PX2 Holdings. This equipment is highly regarded in the industry and is essential in producing excellent products
- The Company has partnered with Agilent, a leader in cannabis and hemp testing, to provide the Company with its cutting-edge lab equipment to use in the facility

Financing Options

- Company plans to utilize $2.1MM of the initial funds to finance a down payment on the equipment needed to begin operations through a long-term vendor-financed capital lease
- With a larger debt facility, however, the Company will be able to acquire the $13.9MM of new equipment directly rather than utilizing vendor financing

Equipment:	
Manufacturing Equipment	$ 12,500,000
IT / Security Equipment	890,000
Lab Equipment	410,000
Office Equipment	100,000
Total	$ 13,900,000

Initial Down payment: $2,085,000*

**Amount required to start operations*

Key Manufacturing Equipment

Life Science Holding Company's acquisition of the KPD Vulcan Industrial Extractor will give it one of the most technically advanced extractors in the industry

Attribute	Description
Throughput Capacity	10,000+ lbs. of biomass per day
Manufacturing Quality	U.S. & EU GMP compliant
Key Features	Nitrogen Blanketing In-line Winterization and Decarboxylation Azeotropic Distillation Fully Automated
Filtration & Distillation	Optimized Filtration and 99.6% Solvent Recovery
Cost	~$7MM



KPD Vulcan Industrial Extractor

Key Manufacturing Equipment (cont.)

The Company has identified additional key manufacturing equipment to acquire from Precision Extraction Solution, PX2 Holdings and other highly regarded suppliers in the extraction industry



RV100 Reactionary Vessel



CDU10K Distillation Unit



CBD Filling & Co-Packing Line



Vulcan Drying System

V. Financials



LSHC Projected Revenue Build-Up

Life Science HOLDING COMPANY

	Year 1	Year 2	Year 3	Year 4	Year 5
Volume					
Biomass Converted to Crude	45,036	1,094,208	2,188,416	3,282,624	4,376,832
% of Biomass	*50%*	*50%*	*50%*	*50%*	*50%*
Biomass Converted to Distillate	18,014	437,683	875,366	1,313,050	1,750,733
% of Biomass	*20%*	*20%*	*20%*	*20%*	*20%*
Biomass Converted to Isolate	27,022	656,525	1,313,050	1,969,574	2,626,099
% of Biomass	*30%*	*30%*	*30%*	*30%*	*30%*
Total Volume	**90,072**	**2,188,416**	**4,376,832**	**6,565,248**	**8,753,664**
Price					
Biomass to Crude ($ per lbs.)	$ 10.00	$ 10.00	$ 10.00	$ 10.00	$ 10.00
Biomass to Distillate ($ per lbs.)	20.00	20.00	20.00	20.00	20.00
Biomass to Isolate ($ per lbs.)	30.00	30.00	30.00	30.00	30.00
Revenue					
Biomass to Crude	$ 450,360	$ 10,942,080	$ 21,884,160	$ 32,826,240	$ 43,768,320
% of Revenue	*28%*	*28%*	*28%*	*28%*	*28%*
Biomass to Distillate	360,288	8,753,664	17,507,328	26,260,992	35,014,656
% of Revenue	*22%*	*22%*	*22%*	*22%*	*22%*
Biomass to Isolate	810,648	19,695,744	39,391,488	59,087,232	78,782,976
% of Revenue	*50%*	*50%*	*50%*	*50%*	*50%*
Total Revenue	**$ 1,621,296**	**$ 39,391,488**	**$ 78,782,976**	**$ 118,174,464**	**$ 157,565,952**

LSHC Projected IS & CF Statements

Income Statement

	Year 1	Year 2	Year 3	Year 4	Year 5
Revenue	$ 1,621,296	$ 39,391,488	$ 78,782,976	$ 118,174,464	$ 157,565,952
COGS	471,641	6,339,542	12,546,548	18,926,395	25,265,981
Gross Margin	**1,149,655**	**33,051,946**	**66,236,428**	**99,248,069**	**132,299,971**
R&D	356,900	1,011,650	1,252,950	1,458,300	1,593,100
S&M	236,500	910,425	1,073,250	1,360,550	1,424,950
G&A	1,129,900	1,811,750	2,039,100	2,325,000	2,437,400
Operating Exp.	**1,723,300**	**3,733,825**	**4,365,300**	**5,143,850**	**5,455,450**
EBIT	**$ (573,645)**	**$ 29,318,121**	**$ 61,871,128**	**$ 94,104,219**	**$ 126,844,521**

Selected Cash Flow Statement Information

	Year 1	Year 2	Year 3	Year 4	Year 5
OPERATIONS					
Net Income	$ (2,913,645)	$ 24,638,121	$ 59,531,128	$ 94,104,219	$ 126,844,521
Change in WC	(1,543,163)	(13,131,112)	(9,828,739)	(9,827,372)	(9,845,539)
Cash from/to Operations	(4,456,807)	11,507,009	49,702,389	84,276,847	116,998,982
INVESTMENTS					
Capital Expenses	(29,732,780)	(5,984,990)	(6,281,790)	(12,266,780)	-
Cash from/to Investments	(29,732,780)	(5,984,990)	(6,281,790)	(12,266,780)	-
Cash at beginning of period	36,000,000	1,810,413	7,332,432	50,753,031	122,763,099
Cash at end of period	**$ 1,810,413**	**$ 7,332,432**	**$ 50,753,031**	**$ 122,763,099**	**$ 239,762,081**

Use Of Funds – $21.1MM

(Vendor Financing of Equipment)

The Company plans to deploy the $21.1MM of capital to purchase and retrofit the pharmaceutical-grade manufacturing facility, finance a down payment on the equipment needed to start operations and fund minimum working capital needs

Use of Funds - $21.1MM		
Pharma Facility - Earnest Money	$	100,000
Pharma Facility - Purchase		13,400,000
Pharma Facility - Total		**13,500,000**
Manufacturing Equipment		12,500,000
IT / Security Equipment		890,000
Lab Equipment		410,000
Office Equipment		100,000
Equipment – Total (15% Down Payment)		**2,085,000**
SG&A / Other		3,100,000
Facility Retrofit		2,250,000
Misc.		150,000
Working Capital - Total		**5,500,000**
Use of Funds - Total	**$**	**21,085,000**

Use of Funds – $36.0MM

(Lender Financing of Equipment)

Life Science HOLDING COMPANY

With a larger debt facility of $36.0MM, Life Science Holding Company plans to use lender financing to fully acquire all the equipment needed to start operations and fund all working capital needs

Use of Funds - $36.0MM		
Pharma Facility - Earnest Money	$	100,000
Pharma Facility - Purchase		13,400,000
Pharma Facility - Total		**13,500,000**
Manufacturing Equipment		12,500,000
IT / Security Equipment		890,000
Lab Equipment		410,000
Office Equipment		100,000
Equipment – Total (100% Equipment Purchase)		**13,900,000**
SG&A / Other		6,200,000
Facility Retrofit		2,250,000
Misc.		150,000
Working Capital - Total		**8,600,000**
Use of Funds - Total	**$**	**36,000,000**



VI. Management Team

Management Team



Donald Mack – Founder, CEO, Director and Corporate Secretary

Donald Mack is a senior-level executive with over 30 years experience in a diverse array of industries in North America. Donald has held the position of CEO and director for five public companies and has provided leadership on multiple levels over his expansive career.



Mark Mirken, JD - Director

Mark Mirken began his early career as General Counsel, Principal and VP-level positions with the Trump Organization, General Mills, New York Steakhouse and New England Development Corp. Mark has held C-level positions in several publicly traded companies and is knowledgeable in the area of capital markets.

Management Team (Cont.)



Nick Akers, PhD – Chief Operating Officer and Director

Nick Akers is an experienced senior executive with a foundation in technical international sales, entrepreneurship and business development. Furthermore, Nick's Organic Chemistry Ph.D. background affords him extensive knowledge of solvents, chemical reactivity, purification techniques, material compatibility, experimental design and analytical methods with a high-level R&D support for the extraction and refining of cannabis, especially industrial hemp.



Tav Tabacchi – Chief Corporate Development Officer and Director

Tav Tabacchi is an accomplished manager and C-level executive who has worked for renowned companies such as Deloitte Touche Ross & Co. and Sysco Foods. Tav is the founder of the Colorado Hemp Consortium, a full-circle hemp company serving retailers, wholesalers, cultivators, processors, and food and beverage manufacturers with a team comprised of experts with over 40 years' experience in the "green industry."

Management Team (Cont.)



Dana Shierstone – Chief Science Officer

Dana Shierstone is an industry specialist with six years of experience in extraction, health and safety, regulatory compliance, engineering design and build-out in the marijuana and hemp space. Dana also has extensive knowledge in supply chain logistics and regulatory compliance in pharmaceutical environments. Dana's past experience includes NASA, RM3 Labs and ATK Launch Systems.



Mike Matton

Mike Matton is the founder, President and CEO of High Purity Natural Products and comes from the biopharmaceutical industry with over 30 years experience in GMP pharmaceutical processing systems. Mike has extensive experience in botanical plant extractions, oil refining and distillation, and cannabinoid separations, including THC mitigation and water-soluble cannabinoid-based products. CBD products as a holistic medicine is a passion for him, as plant-based nutraceuticals help people live better lives without the side effects of other modes of treatments.

Management Team (Cont.)



John (JJ) Johnson – Director, Consultant

John (JJ) Johnson brings over 40 years of experience with investment banking, insurance & financial products, and marketing. JJ served in high-level positions with New York Life Co. and 3 golf companies. Over his career, JJ has been instrumental in capital raises in the tens of millions. Additionally, he maintains marketing and communications relationships with the Major League Baseball Players Alumni Association, National Football League Alumni and NBA.



Glenn Truitt – Director, Corporate Counsel

Glenn Truitt has over 14 years in private practice, and he is the principal owner and managing partner of a multidisciplinary practice for legal cannabis and healthcare business owners. Glenn is licensed in California and Nevada and specializes in compliance and structured transactions, including mergers, acquisitions, financing, operations and brokerage.

Management Team (Cont.)



Sean Rowland – Chief Financial Officer

Mr. Rowland is a seasoned entrepreneur, business strategist and finance leader with a proven track record encompassing startups, early-stage ventures and mature organizations. He is a highly experienced financial services executive, with over 25 years of managerial and transactional history. His education includes an Executive MBA from the Daniels College of Business, University of Denver and Bachelor of Science degree in Economics from San Jose State University.



Curt Nodal, JD – VP Corporate Communication

Curt Nordal specializes in talent acquisition, management infrastructure development, mergers/acquisitions and franchise consulting services, bringing exceptional people, investors and businesses together to succeed. Curt has 30 years of corporate and small business development, relationship management, talent acquisition and franchise consulting experience. He truly enjoys helping companies find exceptional talents from entry level to C-suite.

Management Team (Cont.)



Logan Davis, MBA – Business Analyst

Logan Davis is a highly talented business development analyst with experience in financial and sales-operations analysis and managing complex, cross-functional projects. Logan is familiar with analyzing production volumes and improving operations and workforce policies in biopharma, pharmaceutical, nutraceutical and specialty markets. Prior to joining LSHC, Logan worked at Jost Chemical and Boeing Institute of international Business.



Dr. Chris Dussold, MS, PhD – Financial Advisor, Consultant

Dr. Chris Dussold is a consultant specializing in financial and accounting analysis, integration and implementation. His work includes areas such as financial modeling, budgeting, working capital management, and capital structure. Chris has helped clients understand difficult business situations with individualized solutions and integrations. He served four years as a faculty senate president, overseeing the educators in a multi-state university. Chris is a graduate of Southern Illinois University with a Bachelor of Science degree in Finance and a Master of Science degree in Financial Economics. He earned his PhD in Finance from the University of Missouri.

Thank you

DELMORGAN & CO.

Rob Delgado
Senior Managing Director
rd@delmorganco.com
(310) 319-2000

Neil Morganbesser
Senior Managing Director
nm@delmorganco.com
(310) 319-2000

Chris Delgado
Managing Director
cd@delmorganco.com
(310) 935-3938

Alex Ross
Analyst
ar1@delmorganco.com
(310) 935-3822

Chris Wan
Analyst
cw@delmorganco.com
(310) 935-3822